[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.74

SECOND AMENDMENT

TO

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Second Amendment (“Second Amendment”) to the Exclusive License and Collaboration Agreement effective as of October 16, 2006 (as amended by that certain First Amendment effective as of October 16, 2008 (“First Amendment”)) (collectively, the “Agreement”) is made effective as of October 16, 2009 (the “Second Amendment Effective Date”) and entered into by and between Hoffmann-La Roche Inc., a New Jersey corporation located at 340 Kingsland Street, Nutley, New Jersey 07110 (“Roche Nutley”), and F.Hoffmann-La Roche Ltd, a Swiss corporation, with its principal office at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“Roche Basel”; Roche Nutley and Roche Basel are collectively referred to as “Roche”), on the one hand, and InterMune, Inc., a Delaware corporation with its principal place of business at 3280 Bayshore Boulevard, Brisbane, California 94005 (“InterMune”), on the other hand.

WHEREAS, InterMune and Roche wish to enter into this Amendment to the Agreement to (i) further extend the Research Program Term (and consequently the [ * ]) for an additional amount of time set forth herein; (ii) provide for Roche’s ongoing funding of a certain number of InterMune FTEs assigned to the Research Program as well as certain Third Party vendor costs incurred in connection with the Research Program during the extended Research Program Term; (iii) provide Roche a credit for such funding amounts against certain future Licensed Compound Payment(s); and (iv) to extend the period during which Roche may add or substitute Licensed Compounds following the expiration of the Research Program Extension Term.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, Roche and InterMune hereby agree as follows:

1.	Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

2.

The Parties acknowledge and agree that the Research Program Term (as previously extended by the First Amendment) expired on [ * ] under the existing terms and conditions of the Agreement. The Parties hereby agree to extend further the Research Program Term from [ * ] until [ * ] (the “Further Extended Research Program Term”). As a result of this Second Amendment, the definition of “Research Program Term” for purposes of the Agreement shall include the Further Extended Research Program Term, with the express exception of Section 12.2 of the Agreement. The Parties agree that the [ * ] provided for in the Agreement (as previously extended by the First Amendment) shall [ * ].

3.

The Parties shall work together to modify the Research Plan, as appropriate, to specify the ongoing activities of the Research Program during the Further Extended Research Program Term consistent with the guidelines set forth in Schedule 1.1 attached to this Second

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment (“Schedule 1.1”). For purposes of the Further Extended Research Program Term, the definition of “Research Program” under the Agreement, as amended by the First Amendment and this Second Amendment, shall include those activities contemplated in the revised Research Plan.

4.

The Parties acknowledge and agree that as of the Second Amendment Effective Date, pursuant to the First Amendment, Roche is currently funding [ * ] ([ * ]) InterMune FTEs assigned to the Research Program. The Parties hereby agree that Roche shall continue to fund [ * ] percent ([ * ]%) of the Research Program activities as follows:

A.

Until [ * ], Roche shall continue to fund [ * ] ([ * ]) InterMune FTEs assigned to the Research Program at an FTE rate equal to CHF [ * ] ([ * ]). As also provided in the First Amendment, on a Calendar Quarter basis, InterMune shall invoice Roche for the actual FTEs used at the FTE rate set forth herein that were incurred during the relevant Calendar Quarter and payment for each invoice shall be made by Roche to InterMune at the same time cash settlement is made between the Parties based on the Reconciliation Statement process described in Section 1.6 of Exhibit A attached to the Agreement.

B.

Until [ * ], Roche shall [ * ], which use shall be consistent with the Research Plan and the guidelines set forth in Schedule 1.1. Furthermore, as also provided in the First Amendment, the Parties agree that the JRC shall continually review, discuss and monitor the use of various Third Party vendors and the incurrence of costs from such use. On a Calendar Quarter basis, InterMune shall provide to Roche copies of all invoices received by such Third Party vendors to evidence such actual costs incurred during the relevant Calendar Quarter and [ * ].

5.

In the event InterMune undergoes and closes a Change of Control transaction at any time during the Further Extended Research Program Term, the Further Extended Research Program Term and the [ * ] shall automatically terminate upon the closing of such Change of Control transaction. However, Roche’s obligation to [ * ] of termination of the Further Extended Research Program Term shall survive such early termination and Roche will also [ * ] as a result of the Research Program.

6.

Roche shall have the right to credit [ * ] percent ([ * ]%) of all amounts paid by Roche to InterMune to fund the Research Program during the Further Extended Research Program Term against any Licensed Compound Payment(s) otherwise due and payable to InterMune pursuant to Section 5.3.3 of the Agreement in connection with the designation by Roche of additional Licensed Compounds.

7.

The period of time during which Roche has the right to add or substitute Licensed Compounds pursuant to Sections 5.3.3 and 5.3.2 of the Agreement shall be extended for a period of [ * ] ([ * ]) months following the expiration of the Further Extended Research Program Term.

8.

Notwithstanding anything to the contrary contained in Article 7, Roche may disclose InterMune Confidential Information to Genentech or Chugai solely for the purposes of allowing Genentech or Chugai to decide whether to be included as an Affiliate and provided

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that Roche first informs Genentech and/or Chugai, as appropriate, of the confidential nature of the InterMune Confidential Information and ensures that Genentech and/or Chugai, as appropriate, are bound by terms and conditions substantially equivalent to those in Article 7 as they apply to Roche.

9.	Except as specifically modified and amended by this Second Amendment, the Agreement (including the First Amendment) remains unchanged and in full effect between the Parties.

10.	This Second Amendment may be signed by the parties in counterparts, which signatures, taken as a whole, shall constitute a single effective agreement.

[Signature Page Follows]

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Second Amendment Effective Date.

HOFFMANN-LA ROCHE INC.	INTERMUNE, INC.

BY: /s/ Nader Fotouhi	BY: /s/ John Hodgman

NAME: Nader Fotouhi	NAME: John Hodgman

TITLE: VP, Discovery Chemistry	TITLE: Senior Vice President and CFO

DATE: November 4, 2009	DATE: November 4, 2009

F.HOFFMANN-LA ROCHE LTD

BY: /s/ Stefan Arnold

NAME: Stefan Arnold

TITLE: Head Corporate Law Pharma

DATE: November 5, 2009

BY: /s/ Christophe Carissimo

NAME: Christophe Carissimo

TITLE: Global Licensing Director

DATE: November 5, 2009

[ * ] = Certain information on this document has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.1

GUIDELINES FOR EXTENSION OF RESEARCH PROGRAM

InterMune and Roche will continue to collaborate on the discovery and preclinical development of [ * ].

The primary purpose of the extension of the Research Program is to nominate and develop [ * ] and the potential for [ * ]. The Parties anticipate that during the extension period, InterMune will disclose in more detail InterMune Know-How to Roche concerning [ * ], the use of which by Roche shall be expressly subject to the scope of the license grants by InterMune to Roche under the Agreement.

Estimated FTE
10/09 to 12/09
Synthetic chemistry	[ * ]
Computational chemistry/Roche functional area liaison	[ * ]
CRO manager/Lead medicinal chemist/Roche functional area liaison	[ * ]
Compound screening/Kinetic characterization/mutant enzyme activity	[ * ]
Biochemistry management/ Roche functional area liaison	[ * ]
Compound screening/Antiviral activity characterization (clearance, synergy)	[ * ]
Biology management/Roche functional area liaison	[ * ]
Toxicology	[ * ]
Formulation	[ * ]
Bioanalytics	[ * ]
ADME	[ * ]
DMPK management/Roche functional area liaison	[ * ]
Total	[ * ]

**Estimated pass through cost (US$ in thousands)
10/09 to 12/09
Synthetic chemistry	$[ * ]
Structural Biology	$[ * ]
PK	$[ * ]
Protein Production	$[ * ]
License Fees	$[ * ]
Total	$[ * ]

** Current good faith estimate only. Actual costs may differ.